UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Addus HomeCare Corporation
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May 7, 2012

Palatine, Illinois

Dear Shareholders:

I am pleased to invite you to attend Addus HomeCare’s 2012 Annual Meeting of shareholders on June 20, 2012 at 10:00 a.m. (Central time) at our headquarters at 2401 South Plum Grove Road, Palatine, Illinois.

The notice of Annual Meeting of Shareholders and proxy statement that follow describe those matters to be voted on at the meeting. Your proxy card and our 2011 annual report are also enclosed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure your shares are represented at the Annual Meeting.

Sincerely,

Mark S. Heaney

Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 7, 2012

Palatine, Illinois

TO THE SHAREHOLDERS OF ADDUS HOMECARE CORPORATION:

The Annual Meeting of Shareholders of Addus HomeCare Corporation, which we refer to as the Company, will be held on June 20, 2012 at 10:00 a.m. (Central time) at our headquarters at 2401 South Plum Grove Road, Palatine, Illinois for the following purposes:

1. To elect Mark L. First and R. Dirk Allison as Class III directors;

2. To ratify the appointment of BDO USA, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2012;

3. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 26, 2012, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

Dennis B. Meulemans Secretary

ADDUS HOMECARE CORPORATION

2401 South Plum Grove Road

Palatine, Illinois 60067

May 7, 2012

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Addus HomeCare Corporation, which we refer to as “Addus HomeCare,” “we,” “us,” “our,” or the “Company,” is soliciting your proxy to vote at the 2012 Annual Meeting of Shareholders, which will be held June 20, 2012 at 10:00 a.m. (Central time) at our headquarters at 2401 South Plum Grove Road, Palatine, Illinois 60067. A copy of our Annual Report for the fiscal year ended December 31, 2011 accompanies this Proxy Statement. Upon your written request, we will provide you, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. Our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K may also be found on our website at www.addus.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting of Shareholders. You do not need to attend the Annual Meeting of Shareholders to vote your shares. You may simply complete, sign and return the enclosed proxy card.

What Proposals will be Voted on at the Annual Meeting of Shareholders?

There are two proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	The election of Mark L. First and R. Dirk Allison as Class III directors.

•	The ratification of the selection of BDO USA, LLP, an independent registered public accounting firm, as our independent auditor for 2012.

Addus HomeCare’s Board of Directors (the “Board”) recommends that you vote your shares “FOR” each of the nominees of the Board and “FOR” the appointment of the selection of BDO USA, LLP as our independent auditor for 2012.

Who Is Entitled to Vote?

April 26, 2012 is the record date for the Annual Meeting of Shareholders. If you owned shares of our common stock at the close of business on April 26, 2012, you are entitled to vote. As of April 26, 2012, we had 10,774,886 shares of common stock outstanding and entitled to vote at the Annual Meeting of Shareholders. Our common stock is our only class of voting stock. We will begin mailing this Proxy Statement on or about May 7, 2012 to all shareholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each share of our common stock that you owned at the close of business on April 26, 2012.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Addus HomeCare. As the shareholder of record, you have the right to grant your voting proxy directly to Addus HomeCare or to vote in person at the Annual Meeting of Shareholders. Addus HomeCare has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting of Shareholders. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting of Shareholders if you follow the instructions described below under the heading “How Do I Vote in Person at the Annual Meeting of Shareholders?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of Mark L. First and R. Dirk Allison as Class III directors.

•	“FOR” the ratification of BDO USA, LLP as our independent auditor for 2012.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting of Shareholders, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date,

•	Send a letter revoking your proxy to Addus HomeCare’s Secretary at 2401 South Plum Grove Road, Palatine, Illinois 60067, or

•	Attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting of Shareholders?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting of Shareholders. If you choose to vote your shares in person at the Annual Meeting of Shareholders, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting of Shareholders, Addus HomeCare recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Shareholders.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Shareholders an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on April 26, 2012.

What Votes Need to be Present to Hold the Annual Meeting of Shareholders?

To have a quorum for our Annual Meeting of Shareholders, persons must be present, in person or by proxy, representing a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of each nominee for Class III director requires the affirmative vote of a plurality of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the election of directors.

Ratification of Appointment of Independent Auditors	The ratification of the selection of BDO USA, LLP as independent auditor for 2012 requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote.

How Are Votes Counted?

In the election of Addus HomeCare directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of Addus HomeCare’s independent auditors, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Addus HomeCare will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days of our Annual Meeting of Shareholders.

Do Directors Attend the Annual Meeting of Shareholders?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders. In 2011, two of the directors of the Company attended the Annual Meeting.

Can a Shareholder Communicate Directly with our Board? If so, how?

Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Addus HomeCare Corporation, 2401 South Plum Grove Road, Palatine, Illinois 60067.

All communications received as set forth in the preceding paragraph will be opened by the Company’s executive officers for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our Bylaws divide our Board into three classes with the terms of office of each class ending in successive years. Our Bylaws empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting of Shareholders.

Following recommendation from the Nominating and Corporate Governance Committee, our Board has nominated Mark L. First and R. Dirk Allison for re-election as Class III directors of the Company to serve three year terms to expire at the Annual Meeting of Shareholders in 2015.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE

NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next election of the class for which such director was chosen.

We have set forth below information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders. A majority of the Board, including Mark L. First, Simon A. Bachleda, W. Andrew Wright, III, Mark S. Heaney and Steven I. Geringer, were initially elected pursuant to a stockholders’ agreement dated September 19, 2006 (the “Stockholders’ Agreement”). The Stockholders’ Agreement was terminated in connection with the Company’s initial public offering completed on November 2, 2009 (the “IPO”) and there are no remaining contractual rights to appoint directors. There are no other arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election for Terms Expiring in 2015

Mark L. First, age 47, has served as a director of the Company since September 2006 and Lead Independent Director (formerly Lead Director) since June 2009. Mr. First held the title of President of the Company from July 2006 until June 2009, however, Mr. First was not paid for his service in his capacity as President and had no involvement in the management of the Company’s subsidiary, Addus HealthCare, Inc. (“Addus HealthCare”). Mr. First is a Managing Director of Eos Management, L.P. (“Eos Management”), an affiliate of Eos Capital Partners III, L.P. and Eos Partners SBIC, L.P. (the “Eos Funds”), where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated from August 1991 until March 1994. Mr. First served as a director of VeraSun Energy Corporation from November 2005 until August 2007. Mr. First served as a director of The Providence Service Corporation from November 1997 to May 2005. He is also a director of several privately owned companies. Mr. First earned a bachelor of science degree from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

R. Dirk Allison, age 56, has served as a director of the Company since October 2010. Mr. Allison has been the President and Chief Executive Officer of CCS Medical since March 2011. Prior to joining CCS Medical, Mr. Allison served as Senior Vice President, Chief Financial Officer and Treasurer of Odyssey Healthcare, Inc., a provider of hospice in the United States. Odyssey was a publicly traded NASDAQ company prior to its August 2010 acquisition by Gentiva Health Services, Inc. Prior to joining Odyssey in 2006, Mr. Allison was Executive Vice President and Chief Financial Officer of Omniflight, Inc., a privately held operator of aviation support services to the healthcare industry. Prior to Omniflight, Mr. Allison served for approximately 3 and 1/2 years as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, a privately held operator of acute care and behavioral care hospitals, and for approximately 4 years as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., which was a publicly traded operator of dialysis centers. Between 1987 and 1999, Mr. Allison served as President and Chief Executive Officer of several publicly and privately held healthcare companies, including a physician practice management company and several institutional pharmacy providers. Mr. Allison earned his MBA at the University of Dallas and his BBA at the University of Louisiana at Monroe (formerly Northeast Louisiana University) and is a Certified Public Accountant (CPA). We believe Mr. Allison’s qualifications to serve as a director of our company include his experience in the healthcare industry and his expertise in business, corporate strategy and investment matters as well as his experience with multi-site healthcare agencies and knowledge of regulations regarding government reimbursements.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2014

W. Andrew Wright, III, age 65, has served as a director of the Company since September 2006. He also served as Chairman of Addus HealthCare from May 6, 2008 to November 2, 2009. Mr. Wright founded Addus

HealthCare in 1979, and served as its President and Chief Executive Officer until May 5, 2008, when he became Chairman. Mr. Wright resigned his position as Chairman of Addus HealthCare in connection with the IPO. Mr. Wright earned a bachelor of science degree from Drake University and a master’s degree in business administration from Northwestern University. We believe Mr. Wright’s qualifications to serve as a director of our company include his experience in the homecare industry and his demonstrated business acumen.

Steven I. Geringer, age 66, has served as a director of the Company since August 2009. Mr. Geringer also serves as Chairman of the Board of Amsurg Corporation, an ambulatory surgery center company, on whose board he has served since 1997. From March 2009 through March 2011, Mr. Geringer served as Chairman, a director and an operating partner of CredenceHealth, Inc., a provider of real-time clinical surveillance software for hospitals, providers and health plans which was acquired in April 2011 by ACS Inc., a Xerox company. Since December 2010, Mr. Geringer has served on the board of Wound Care Specialists, Inc. Since January 2011, Mr. Geringer has served as CEO and a member of the board of InfuScience, Inc. Since February 2002, Mr. Geringer has served on the board, and now serves as Chairman, of Qualifacts Systems, Inc., a provider of software as a service (SaaS) solutions for behavioral health and human services organizations, and was a director of The Providence Service Corporation from March 2002 until April 2008. He has been a private investor and a director of several privately-owned health care companies and community and philanthropic organizations since 1996. Mr. Geringer was President and Chief Executive Officer of PCS Health Systems, Inc., a unit of Eli Lilly & Company, or PCS, one of the nation’s largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, and President and Chief Operating Officer of PCS from May 1993 until May 1995. Prior to joining PCS, Mr. Geringer was a founder, Chairman and Chief Executive Officer of Clinical Pharmaceuticals, Inc. which was acquired by PCS. Mr. Geringer earned a bachelor of science degree in economics from the University of Pennsylvania. We believe Mr. Geringer’s qualifications to serve as a director of our company include his experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

Wayne B. Lowell, age 57, has served as a director of the Company since January 1, 2010. Mr. Lowell has more than twenty five years of experience in the healthcare industry. From late 2007 to 2008, Mr. Lowell served as Chief Executive Officer of Wellmed Medical Management, Inc., a physician healthcare services company focused on Medicare and eligible beneficiaries. From 1998 to late 2007 and subsequent to 2008, he served as President of Jonchra Associates, LLC, which provides strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. From 1986 to 1998, he worked for PacifiCare Health Systems (now part of United Healthcare). At PacifiCare, he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Lowell previously served on the boards of directors of several health services companies. Until March 2011 Mr. Lowell served as Chairman of the Board of InSight Health Services Holdings Corp. From January 2007 to October 2007, Mr. Lowell served on the board of directors of IPC The Hospitalist Company, Inc. From June 2006 to October 2007, Mr. Lowell served on the board of directors of Molina Health Care, Inc. Mr. Lowell earned a masters of business administration, with honors, from the University of California at Irvine and a BS in accounting, summa cum laude, from the University of Maryland. Mr. Lowell is a Certified Public Accountant (CPA). We believe Mr. Lowell’s qualifications to serve as a director of our company include his experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

Directors Whose Terms Expire in 2013

Mark S. Heaney, age 56, has served as Chairman of the Board, President and Chief Executive Officer of the Company since June 2009, President and Chief Executive Officer of Addus HealthCare since May 6, 2008 and a director of the Company since September 2006. From 1985 until May 2008, Mr. Heaney served as Addus HealthCare’s Vice President, Operations and Chief Operating Officer. Until the end of 2010, Mr. Heaney was a

member of the board of directors of the National Association for Home Care and Hospice, and was Chairman of its Homecare Aide Section. Mr. Heaney is also a member of the board of advisors for Catholic Charities of the Archdiocese of Chicago. Mr. Heaney has previously served as the Chairman of the National Private Duty Association of America, the Health and Medicine Policy Research Group’s Leadership Taskforce, the Department of Health and Human Services’ Home Health Design Technical Advisory Group, the board of directors of The Management Resource Association, Inc. and many other task forces and committees in the homecare industry. Mr. Heaney earned a bachelor of arts degree from Loyola University of Chicago. We believe Mr. Heaney’s qualifications to serve as a director of our company include his experience in the homecare industry, his expertise in corporate strategy and development and his demonstrated business acumen.

Simon A. Bachleda, age 35, has served as a director of the Company since September 2006. Mr. Bachleda held the title of Vice President and Secretary of the Company from July 2006 until June 2009, however, Mr. Bachleda was not paid for his service in his capacity as Vice President and Secretary, and had no involvement in the management of Addus Healthcare. Mr. Bachleda is a Principal of Eos Management, an affiliate of the Eos Funds, where he has been employed since 2004. Prior to joining Eos Management, from 2002 until 2004, Mr. Bachleda was an investment professional with KRG Capital Partners. Prior to that, from 1998 until 2000, he was an investment banker in the Mergers and Acquisitions group of Credit Suisse First Boston in New York and Tokyo. Mr. Bachleda earned a bachelor of science in business administration from the University of Colorado at Boulder and a master’s degree in business administration from Harvard Business School. We believe Mr. Bachleda’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

CORPORATE GOVERNANCE

Overview

In General	Our Board has adopted corporate governance policies, including a Code of Business Conduct and Ethics and charters for each of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The full text of our Code of Business Conduct and Ethics and each committee charter is available on the Company’s website located at www.addus.com. You can view and print our Code of Business Conduct and Ethics and committee charters by accessing our website, then clicking on “Investor Relations” and then on “Corporate Governance”. In addition, you may request copies of the Code of Conduct and the committee charters by contacting the Company using the following information:

Telephone: (847) 303-5300

Facsimile: (847) 303-5376

e-mail: info1@addus.com

Independent Director Meetings	Our independent directors meet regularly. The Company has a Lead Independent Director, Mark L. First, who is a non-executive director. The Company is obligated, until 2013, to maintain the position of Lead Independent Director for so long as our Chief Executive Officer is also our Chairman of the Board. The Lead Independent Director presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-executive directors. The Lead Independent Director also serves as a liaison between the Chairman and the independent directors as required. The independent directors may delegate additional duties to the Lead Independent Director as appropriate.

Other Corporate Governance Highlights	•	Only independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees. A majority of our board is composed of independent directors.

•

Under our Code of Business Conduct and Ethics, directors, employees and officers are required to report service on the board of directors or trustees of any other business, trade or community organization. The Company may prohibit membership by officers or employees on any board of directors or trustees where such membership might conflict with the best interests of the Company.

•	Our Audit Committee appoints, determines the compensation, and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

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Our Compensation Committee has the authority to retain independent advisors. Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and determines and approves his compensation level based on this evaluation and in accordance with any applicable employment agreement then in effect.

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Our Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Code of Conduct addresses, among other things, legal compliance, conflicts of interest, corporate opportunities, protection and proper use of Company assets, confidential and proprietary information, integrity of records, compliance with accounting principles and relations with government agencies.

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Our Board has adopted an Insider Trading Policy applicable to all directors, officers, and employees, their family members and entities controlled by them, which prohibits, among other things, trading in securities of the Company or others while in possession of material non-public information. In addition, the Insider Trading Policy requires that all Company insiders notify the Company’s Compliance Officer of the amount and nature of any proposed trades in the Company’s securities and prohibits trading other than during a specified trading window. The proposed transactions must be approved in writing before the insider may trade the securities and the securities must be traded within two days of such approval or the insider must seek a new approval to trade. The Compliance Officer may reject any trading requests in his sole discretion.

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In connection with the settlement of a derivative lawsuit, the Company agreed to certain corporate governance changes including (i) changing the name of the Lead Director to the Lead Independent Director and clarifying the role of this individual and (ii) decreasing the dollar threshold over which the Company must publicly disclose certain related party transactions from $120,000 to $60,000.

Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the President and Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met seven times during 2011. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2011.

Director Independence

Our Board has affirmatively determined that each director other than W. Andrew Wright, III and Mark S. Heaney is “independent,” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC. Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

With respect to Messrs. First and Bachleda, our Board considered Mr. First’s role as a managing director and Mr. Bachleda’s role as a principal of Eos Management, which is an affiliate of the Eos Funds, and the fact that the Eos Funds own a significant number of shares of our capital stock. See “Information About our Common Stock Ownership.” In addition, our Board considered that Messrs. First and Bachleda served as non-employee, unpaid executive officers of the Company prior to the IPO. In addition, our Board considered the fact that Addus HealthCare was party to a management consulting agreement with Eos Management, Inc. prior to the completion of the IPO, pursuant to which Eos Management, Inc. served as its consultant with respect to the IPO, acquisitions and other senior management matters related to its business, administration and policies, in exchange for a management fee. Our Board also considered the fact that we were a party to the Stockholders’ Agreement with the Eos Funds, among others, which terminated by its terms upon the completion of the IPO, and we are a party to a registration rights agreement with the Eos Funds, among others, in connection with their ownership of our capital stock, which survived the completion of the IPO. Our Board also considered the payments received by the Eos Funds and their affiliates upon completion of the IPO, including the issuance of dividend notes and the prepayments required thereunder at the completion of the IPO, and a $1,500,000 one-time consent fee paid to the Eos Funds in connection with the IPO. After reviewing the existing relationships between us and the Eos Funds and their affiliates, and considering that the affiliation between Messrs. First and Bachleda and the Eos Funds positively aligns their interests with those of our public shareholders, our Board has affirmatively determined that, in its judgment, Messrs. First and Bachleda do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors under the standards established by The NASDAQ Stock Market LLC.

Board Leadership Structure

The Company’s Bylaws permit the Board to choose a Chairman of the Board from among its members. There is no restriction against appointing the President or Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. The positions of President and Chief Executive Officer and Chairman of the Company are currently held by Mark S. Heaney. The directors believe that, at the Company’s current stage, Mr. Heaney’s in-depth knowledge of the Company’s operations and strategic goals make him qualified to serve as Chairman as well as Chief Executive Officer. In addition, the Board is permitted to choose a Lead Independent Director, which cannot be an executive officer. The Lead Independent Director presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-executive directors. The Lead Independent Director also serves as a liaison between the Chairman and the independent directors as necessary. The Lead Independent Director is required to consult with the Board regarding the following: (i) the flow of information from management to the independent directors; (ii) the right of the Lead Independent Director to specifically request the inclusion of certain material; (iii) acting as principal liaison between the independent directors and the Chairman of the Board/Chief Executive Officer on sensitive issues; (iv) coordination with the members of the Compensation Committee to facilitate the performance of their obligations under the Compensation Committee Charter; and (v) recommendations relating to the membership of committees of the Board, as well as the selection of committee chairs. The independent directors may delegate additional duties to the Lead Independent Director as appropriate. The Lead Independent Director has the authority to retain such counsel or consultants as he deems necessary to perform his responsibilities. The position of Lead Independent Director is currently held by Mark L. First.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of The NASDAQ Stock Market LLC and the SEC.

Audit Committee	The audit committee is composed entirely of directors who are independent of the Company and its management as defined by The NASDAQ Stock Market LLC listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The members of the Audit Committee are Wayne B. Lowell, R. Dirk Allison and Steven I. Geringer. Mr. Lowell serves as chairman of the Audit Committee.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of The NASDAQ Stock Market LLC. Additionally, the Board has determined that Mr. Lowell and Mr. Allison are “audit committee financial experts,” as that term is defined under 407(d) of Regulation S-K. The members of the Audit Committee will be reviewed at least annually by the Board.

The primary purpose of our Audit Committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our Board. In particular, our Audit Committee performs the following key functions, among others:

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reviewing our financial statements, reports, earnings press releases and other financial information (including internal procedures used in the preparation thereof) in conjunction with management and the independent auditor;

•	meeting quarterly with our Chief Financial Officer to monitor certain financial and operational metrics;

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appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all significant permitted non-audit services by our independent auditors, and meeting with our independent auditors to review and discuss certain financial measures;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviewing and, if appropriate, approving transactions between us and related persons; and

•	reporting regularly to the full Board.

Additional information regarding our Audit Committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”

This Committee met five times in 2011.

Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by The NASDAQ Stock Market LLC listing standards. The members of the Compensation Committee are Steven I. Geringer, Mark L. First and Simon A. Bachleda. Mr. Geringer serves as chairman of the Compensation Committee.

The principal responsibilities of our Compensation Committee are to assist our Board by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies, and developing and implementing these objectives and policies. In particular, the Compensation Committee is responsible for the following key functions, among others:

•	reviewing and approving corporate goals and objectives of executive compensation;

•	evaluating and approving the compensation and benefits of our senior executive officers and approving compensation for new senior executive officers hires; and

•	administering stock plans and other incentive and equity compensation plans.

This Committee met two times in 2011.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by The NASDAQ Stock Market LLC listing standards. The members of the Nominating and Corporate Governance Committee are Mark L. First, Wayne B. Lowell and R. Dirk Allison. Mr. First serves as chairman of the Nominating and Corporate Governance Committee.

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become board members consistent with the criteria established by our Board from time to time and recommending nominees to our Board;

•	selecting, or recommending that our Board select, candidates for election to the Board at the next annual meeting of shareholders, or to fill vacancies on our Board as necessary;

•	evaluating and approving outside director compensation;

•	overseeing the evaluation of our Board and our management; and

•	overseeing the succession planning of the President and Chief Executive Officer and senior executive officers.

This Committee met two times in 2011.

Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for overseeing the quality and integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting and internal audit function. In addition, the Audit Committee strives to provide an open avenue of communication among the Company’s independent auditor, management and the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews its own performance and the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

How are Directors Nominated?

The Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. The Nominating and Corporate Governance Committee considers, among other things, a potential director’s independence and conflicts of interests, character and integrity, financial literacy, education and business experience and available time to devote to Board matters. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Board’s ability to serve the long-term interests of the shareholders. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Addus HomeCare Corporation, 2401 South Plum Grove Road, Palatine, Illinois 60067. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 1.11 of the Company’s Bylaws, which requires, in the case of an annual meeting of shareholders of the Company, that any nomination made by a shareholder be delivered to the Company’s secretary at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

In the case of a special meeting of shareholders of the Company, to be timely, any nomination shall be delivered to the secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the one hundred fiftieth (150th) day prior to such special meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of the Company to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

The time period for delivery of notice of nominations has passed with respect to the 2012 Annual Meeting of Shareholders. With respect to the 2013 Annual Meeting of Shareholders, the Company must receive such written notice no earlier than January 24, 2013 and no later than February 23, 2013. To be in proper form the shareholder’s notice of nominations must set forth:

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all information relating to the individual being nominated that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such individual’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner proposing such business;

•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by the shareholder and beneficial owner;

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a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and such shareholder intends to appear in person or by proxy at the annual meeting to propose such business;

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whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner or any of its affiliates with respect to any share of stock of the Company; and

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a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the individual nominated and/or (2) otherwise to solicit proxies from shareholders of the Company in support of such nomination.

The Company may require any individual nominated to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Company.

Role of Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of senior executive compensation. The Compensation Committee retained Pearl Meyer & Partners as an outside compensation consultant during the last fiscal year to examine, and make recommendations regarding, market competitiveness of the components of the Company’s executive compensation program for senior executives and vice presidents, including base salaries, annual incentive bonus plans and long-term incentive and equity plans. Pearl Meyer & Partners did not provide any other services to the Company and only received fees from the Company on behalf of the Compensation Committee.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

Our written Code of Business Conduct and Ethics provides that our directors, officers and employees are not permitted to enter into a related person transaction with us without the prior consent of our audit committee, or other independent committee of our Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In addition, the charter of our audit committee states that the audit committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal shareholder or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $120,000, will first be presented to our audit committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report to our audit committee or such other committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee or such other committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the audit committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our Compensation Committee.

What Related Person Transactions Do We Have?

In connection with the settlement of a derivative lawsuit, the Company agreed, among other things, to lower the disclosure threshold for certain related party transactions from $120,000 (which is the requirement under the rules of the SEC) to $60,000. Since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $60,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Executive Officers” and “Executive Compensation” appearing elsewhere in this proxy, and the transactions described below.

Property Lease

The Company leases its corporate office space from W. Andrew Wright, III, a member of our Board and former Chairman of Addus HealthCare who is also a 5% shareholder of the Company, under the terms of an operating lease that expires in September 2012. The lease agreement provides for a renewal option of five years, commencing upon the expiration of the initial term of the lease. The Company makes monthly rent payments of $31,310, plus our proportionate share of the common costs and expenses. Rental expense relating to this lease amounted to approximately $409,000 and $367,000 for the years ended December 31, 2011 and 2010, respectively.

Escrow Related to Acquisition of Addus Healthcare

In connection with the acquisition of Addus HealthCare on September 19, 2006, the Company entered into a purchase agreement with Mark S. Heaney, President and Chief Executive Officer and Chairman of the Board of the Company, W. Andrew Wright, III, a holder of more than 5% of our common stock and a member of our Board, and certain members of Mr. Wright’s family and trusts for their benefit, who we collectively refer to as the sellers. Pursuant to the purchase agreement, subject to certain limitations, the sellers have ongoing obligations to indemnify us for losses we may incur as a result of breaches of certain representations, warranties and covenants set forth in the purchase agreement; sellers’ expenses, indebtedness and brokers’ fees to the extent not paid or assumed at closing; certain tax, litigation and insurance matters; certain matters relating to certain discontinued operations; and workers’ compensation claims relating to events that occurred prior to January 1, 2006, referred to as the pre-2006 workers’ compensation claims.

We also entered into an escrow agreement on September 19, 2006 with Mr. Wright, in his capacity as the representative of the sellers, and Fifth Third Bank (Chicago) as the escrow agent, pursuant to which $25.7 million of the acquisition purchase price was deposited into escrow to serve as security for the post-closing indemnification obligations of the sellers and payment of certain pre-2006 workers’ compensation claims. Messrs. Heaney and Wright were entitled to 5.6% and 75.8% of any funds released to the sellers from escrow, respectively. As of March 31, 2012, approximately $14.9 million, including interest to which the sellers are entitled, of the escrowed funds had been released to the sellers, and $10.6 million of the escrowed funds had been released to us in respect of certain indemnifiable events, including pre-2006 workers’ compensation claims and certain litigation, insurance and tax claims.

Approximately $1.7 million, including interest to which the sellers are entitled, remained in escrow as of March 31, 2012, and serves as collateral for outstanding letters of credit securing the pre-2006 workers’ compensation claims. The beneficiary of one such letter of credit permitted a reduction in the amount of its letter of credit relating to pre-2006 workers’ compensation claims by $450,000, provided its letter of credit relating to workers’ compensation claims arising from and after 2006 was correspondingly increased. On the business day following the effective date of such proposed reduction and corresponding increase, we instructed the escrow agent to release $450,000 to the sellers’ representative on behalf of the sellers. Once the letters of credit are no longer outstanding and until September 19, 2014, the sellers are required to maintain in the escrow account an amount equal to 120% of the outstanding reserve amounts for the pre-2006 workers’ compensation claims. The outstanding reserve amount will be determined by us in conjunction with Mr. Wright according to the procedures set forth in the purchase agreement.

Upon completion of the IPO, the obligation of the sellers to indemnify us in respect of the pre-2006 workers’ compensation claims became limited to the cash amounts then remaining in the escrow account, which was $1.7 million, and the obligation of the sellers to contribute any additional funds to the escrow account terminated. All remaining escrowed funds serving as collateral for outstanding letters of credit or the outstanding reserve amount will be released to the sellers on September 19, 2014, to the extent not subject to pending claims.

Company Award Purchases

During 2011, we purchased awards and prizes for employees from a business owned by Kay Lang, the sister of Mr. Wright. The total value of all purchases from Ms. Lang’s business was approximately $166,874.

Dividend Notes

Prior to the completion of our IPO, we had 37,750 shares of series A preferred stock issued and outstanding and held by the Eos Funds and Freeport Loan Fund LLC, all of which were converted into shares of our common stock on November 2, 2009. Shares of our series A preferred stock accumulated dividends each quarter at a rate of 10%, compounded annually. Our series A preferred stock converted into 4,077,000 shares of common stock in connection with the completion of our IPO. We paid $0.2 million of the $13.1 million outstanding accumulated dividends as of November 2, 2009 with the remaining $12.9 million being converted into 10% junior subordinated promissory notes, which we refer to as the dividend notes, which were issued to the Eos Funds. Our directors Mark L. First and Simon A. Bachleda are affiliates of the Eos Funds. On March 18, 2010, we amended the dividend notes to (i) extend the maturity date from September 30, 2011 to December 31, 2012, (ii) modify the amortization schedule to reduce the annual principal payment amounts from $4.5 million to $1.3 million in year 2010; from $3.3 million to $2.5 million in 2011; and provide for total payments in 2012 of $4.0 million and (iii) permit, based on our leverage ratio, the prepayment of all or a portion of the principal amount of the dividend notes, together with interest on the principal amount.

Registration Rights Agreement

We are a party to a registration rights agreement with the Eos Funds, Freeport Loan Fund LLC, Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, pursuant to which, under certain circumstances, we are required to register shares of our common stock held by those stockholders under the Securities Act of 1933, as amended (the “Securities Act”).

Separation and General Release

In connection with the IPO, W. Andrew Wright, III, a current member of our Board and the former Chairman of Addus HealthCare, terminated his employment with the Company in accordance with a separation agreement entered into in September 2009. The separation agreement required the Company to pay Mr. Wright a total of $1.2 million and provide certain benefits with expected costs of approximately $94,000 through 2012. Mr. Wright’s obligations under his employment agreement relating to non-competition, non-solicitation, non-disclosure, confidential information, non-disparagement and property of the Company survived the termination of the agreement.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that these by-law provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We are party to indemnification agreements with each of Mark L. First, Simon A. Bachleda, W. Andrew Wright, III, Mark S. Heaney, Steven I. Geringer, R. Dirk Allison and Wayne B. Lowell in their capacities as officers and directors, and with Brian D. Young, a former member of our board of directors and an affiliate of the Eos Funds (each, an indemnitee). Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our certificate of incorporation, our bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. With respect to Messrs. Young, First and Bachleda, we have agreed that, where the indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Eos Funds or their affiliates, we will be the indemnitor of first resort, we will be required to advance the full amount of expenses incurred by the indemnitee and we will waive and release the Eos Funds and their affiliates from any and all claims for contribution, subrogation or any other recovery of any kind. We anticipate that we will enter into similar indemnification agreements with any new member elected to our board of directors.

On April 2, 2010, we received service of process in connection with a class action lawsuit entitled Steve Crotteau v. Addus HomeCare Corporation, Mark S. Heaney, Francis J. Leonard, Mark L. First, Simon A. Bachleda, W. Andrew Wright, III, Steven I. Geringer, Robert W. Baird & Co. Incorporated, Oppenheimer & Co. Inc. and Stephens Inc. filed in the United States District Court for the Northern District of Illinois, Eastern Division. This action alleged, inter alia , that the registration statement relating to the IPO was materially false and misleading and/or omitted to state the following: (1) that the Company’s accounts receivable included at least $1.5 million in aging receivables that should have been reserved for; and (2) that the Company’s home health revenues were falling short of internal forecasts due to a slowdown in admissions from the Company’s integrated services program due to the State of Illinois’ effort to develop new procedures for integrating care. The plaintiffs sought $9,999,000 in damages. On April 16, 2010, Robert W. Baird & Company, on behalf of the underwriters of the IPO, notified the Company that the underwriters were seeking indemnification in respect of the above-referenced action pursuant to the underwriting agreement entered into in connection with the IPO. On March 21, 2011, the plaintiffs, the Company and the other named defendants entered into a stipulation of settlement with respect to the class action, pursuant to which the Company caused $3,000,000 to be paid into a settlement fund. On July 21, 2011, the United States District Court for the Northern District of Illinois approved the settlement and dismissed the class action with prejudice. The settlement became effective when the judgment of dismissal entered by the court became final on August 25, 2011.

On November 1, 2010, a shareholder derivative action was filed on behalf of Addus HomeCare in the Circuit Court of Cook County, Illinois by Paul Wes Bockley, an alleged shareholder of Addus HomeCare. The complaint asserted claims against certain of our individual officers and directors, and against Addus HomeCare as a nominal defendant, for breach of fiduciary duty, corporate waste and unjust enrichment based, inter alia, on alleged material misstatements and omissions in the registration statement relating to our IPO. The alleged misstatements and omissions were essentially the same as those asserted in class action litigation, discussed above. The plaintiff sought compensatory damages and other relief including reforms to our corporate governance and internal procedures. On March 21, 2011, the plaintiff and the defendants (including our directors Mark Heaney, Mark First, Simon Bachleda, W. Andrew Wright, III, Steven Geringer and Wayne Lowell) entered into a stipulation of settlement with respect to the derivative action, pursuant to which the Company agreed to cause the plaintiff’s counsel’s fees and expenses in an amount up to and including $200,000 to be paid. In addition, the Company agreed to adopt certain corporate governance measures. On June 6, 2011, the Company received approval of the settlement and the derivative action was dismissed with prejudice. The settlement became effective when the judgment of dismissal entered in the class action described above became final on August 25, 2011.

The monetary amounts included in both the class action and derivative action were covered by insurance, and accordingly, the settlements did not have a material adverse effect on the Company’s business, financial condition or results of operations.

At present, we are not aware of any pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such, for which indemnification will be required or permitted. In addition, we are not aware of any other threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Section 16(a) Beneficial Ownership Reporting Compliance in 2011

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2011.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

How Much Stock is Owned By Directors, Executive Officers and Holders of at Least 5%?

The following table sets forth information regarding beneficial ownership of our common stock, as of April 26, 2012, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our current directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by our directors and named executives and public filings.

Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of April 26, 2012 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of April 26, 2012, we did not have any warrants issued or outstanding. The percentage of shares beneficially owned is based on 10,774,886 shares of our common stock outstanding as of April 26, 2012. Except as otherwise indicated, the address of each person or entity named below is the address of the Company, 2401 South Plum Grove Road, Palatine, Illinois 60067.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Eos Funds (1)	4,023,000	37.3
Mark S. Heaney (2)	287,208	2.7
Dennis Meulemans (3)	40,275	*
Daniel Schwartz (4)	22,500	*
W. Andrew Wright, III (5)	884,197	8.2
Mark L. First (1)	4,026,000	37.4
Simon A. Bachleda (1)	4,026,000	37.4
Steven I. Geringer (6)	3,000	*
Wayne B. Lowell (7)	3,073	*
R. Dirk Allison (8)	2,762	*
All directors and executive officers as a group (9 persons)	5,272,015	47.8

*	Less than one percent.

(1)	Consists of 3,125,520 shares of common stock held by Eos Capital Partners III, L.P. and 897,480 shares of common stock held by Eos Partners SBIC III, L.P., which are affiliates and are referred to as the Eos Funds. As a Managing Director of Eos Management, Mr. First has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. As a Principal of Eos Management, Mr. Bachleda has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. Each of Messrs. First and Bachleda disclaims any beneficial ownership of the stock owned by the Eos Funds. The address of each of the Eos Funds is 320 Park Avenue, New York, New York 10022. We issued 1,000 shares of restricted stock to each of Messrs. First and Bachleda in connection with the IPO. Such shares will vest equally over a three-year period beginning on the date of grant. We issued 2,000 additional shares of restricted stock to each of Messrs. First and Bachleda for their service on the Board two days following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Such shares vested on October 27, 2011.

(2)	Includes options to purchase 201,463 shares, which are immediately exercisable, and options to purchase 6,667 shares, which are exercisable within 60 days of April 26, 2012.

(3)	Includes options to purchase 15,000 shares, all of which are immediately exercisable.

(4)	Includes options to purchase 20,000 shares, all of which are immediately exercisable.

(5)	Includes 111,607 shares held in trusts over which Mr. Wright has shared voting power.

(6)

We issued 1,000 shares of restricted stock to Mr. Geringer when he joined the Board. Such shares vest equally over a three-year period beginning on the date of grant. We issued an additional 2,000 shares of restricted stock to Mr. Geringer two business days following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Such shares vested on October 27, 2011.

(7)	We issued 1,073 shares of restricted stock to Mr. Lowell when he joined the Board. Such shares vest equally over a three-year period beginning on the date of grant. We issued an additional 2,000 shares of restricted stock to Mr. Lowell two business days following the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Such shares vested on January 4, 2012.

(8)	We issued 2,762 shares of restricted stock to Mr. Allison when he joined the Board. Such shares vest equally over a three-year period beginning on the date of grant.

EXECUTIVE OFFICERS

The Company’s current executive officers are:

•	Mark S. Heaney;

•	Dennis Meulemans;

•	Daniel Schwartz;

•	Darby Anderson;

•	Gregory Breemes; and

•	Paul Diamond.

Set forth below is a brief description of our executive officers who are not described previously in this proxy statement.

Dennis Meulemans, age 61, was appointed Chief Financial Officer, Vice President and Secretary of the Company and Addus HealthCare on November 29, 2010. From January 2008 until his appointment as CFO of the Company, Mr. Meulemans worked as a consulting CFO to several independent companies including Portage Insurance Holdings, Trinity Life Settlements and the National Restaurant Association. From January 2007 until December 2007, Mr. Meulemans was Vice President and CFO of the Group Health Division of Coventry Healthcare, a publicly traded health insurer providing fee based insurance services to large employer groups, the federal government and third party administrators. From July 2003 until December 2006, Mr. Meulemans served as Executive Vice President & Chief Operating Officer of Paradigm Health Systems, a venture-backed, specialty healthcare services company providing disease/case management services to national health insurance companies. Mr. Meulemans earned both his MBA and BBA from the University of Wisconsin. He is a certified public accountant in Illinois and California. Mr. Meulemans is also a commissioned officer in the United States Air Force.

Daniel Schwartz, age 45, has served as Chief Operating Officer of Addus HealthCare since January 19, 2011. For the past 15 years, Mr. Schwartz held positions of increasing responsibility at Sunrise Senior Living, Inc. (“Sunrise”), a senior living company traded on the New York Stock Exchange. Most recently, Mr. Schwartz served as Senior Vice President of North American Operations at Sunrise, where he oversaw the assisted living community operations in the U.S. and Canada.

Darby Anderson, age 46, has served as Vice President of Home & Community Services of Addus HealthCare since October 2007. Mr. Anderson joined Addus HealthCare in 1996, starting as a Regional Manager, Midwest until his promotion in 2000 to Regional Vice President, Midwest & East. Mr. Anderson earned a bachelor of science degree from Michigan State University.

Gregory Breemes, age 57, has served as Vice President of Home Health of Addus HealthCare since July 18, 2011. Prior to his appointment, Mr. Breemes served as Chief Operating Officer at Alacare Home Health and

Hospice, a regional operator with combined census of more than 5,000. Prior to Alacare, Mr. Breemes was Regional VP of Operations and Business Development at Odyssey. Mr. Breemes entered the home health industry as VP of Sales and Business Development at Gentiva. Earlier in his career, Breemes held various sales and management positions at Innovex/Novartis Pharmaceuticals and White Hall Laboratories/American Home Products. Mr. Breemes earned his Bachelor of Science from South Dakota State University and he took courses towards a Master of Business Administration at Kansas State University.

Paul Diamond, age 57, has served as Vice President of Human Resources of Addus HealthCare since March 2007. From December 1998 to March 2007, Mr. Diamond was the Director of Human Resources of Baer Supply Company, where he was responsible for all human resource functions, including recruitment, compensation and benefits administration, regulatory compliance and workers and unemployment compensation management. Mr. Diamond earned a bachelor of arts degree and a master’s degree in business administration from Northern Illinois University.

For purposes of this proxy statement Company’s “named executive officers” are (i) Mark S. Heaney, (ii) Dennis Meulemans and (iii) Daniel Schwartz.

EXECUTIVE COMPENSATION

Historical Compensation Decision Making

Prior to our IPO, we were a privately-held company with a relatively small number of shareholders, including our principal investors, the Eos Funds. As such, we were not required to have a majority of independent directors on our Board, or to have a compensation committee comprised of independent directors. Historically, our Board reviewed and approved executive compensation and benefits policies. Initial base salaries, maximum annual performance bonuses and equity grants upon hire of an executive officer were negotiated with each executive officer as part of his or her employment agreement. After the completion of the IPO, the Compensation Committee of our Board took over responsibility for decisions and actions related to compensation described herein.

Our Executive Compensation Program

The compensation we provide to our executive officers is primarily comprised of three elements – base salary, performance-based annual cash bonuses and equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our executive officers with certain other benefits and perquisites. The targeted compensation range for each executive, along with the amount of each program element, is determined by the Compensation Committee of the Board. The Compensation Committee makes these determinations, with guidance from an independent executive compensation consultant, where applicable, and input from the Vice President of Human Resources and President and Chief Executive Officer, taking into consideration the total compensation level appropriate for the executive based on his or her talents and experience, the scope of his or her job responsibilities and the competitive market, as well as our operational results, long and short-term goals and general economic factors. The Compensation Committee also reviews and approves executive compensation increases on an annual basis.

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers for the fiscal years ended December 31, 2011 and 2010:

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Mark S. Heaney (3)	2011	325,000	56,000	65,000	43,839	489,839
President and Chief Executive Officer	2010	325,000	—	—	44,756	367,406

Dennis Meulemans (4)	2011	250,000	—	50,000	1,320	301,320
Chief Financial Officer and Secretary	2010	22,756	—	—	—	22,756

Daniel Schwartz	2011	309,167	220,000	61,833	—	591,000
Chief Operating Officer	2010	—	—	—	—	—

(1)	This column discloses the grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing options are described under the caption “Stock Options” in Note 8 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	Reflects annual cash incentive awards earned pursuant to individualized bonus plans based on performance in 2010 and 2011. No executive bonuses were earned for 2010. For 2011, discretionary bonuses were paid in excess of the amounts that would have been earned based on achievement of performance targets. Such discretionary bonuses were paid for contributions to achieve better than expected Company performance under challenging conditions.

(3)	Other compensation includes premiums paid by us for a whole life insurance plan for the benefit of Mr. Heaney of $27,596 in each of 2010 and 2011, term life insurance premiums paid by us for the benefit of Mr. Heaney of $3,665 in each of 2010 and 2011, a life and disability insurance premiums paid by us for the benefit of Mr. Heaney of $2,350 and $2,612 in 2010 and 2011, respectively, and $11,145 and $9,966 in payments for a company vehicle in 2010 and 2011, respectively.

(4)	Other compensation consisted of $1,320 in matching funds contributed in respect of our 401(k) plan.

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

Employment Agreement with Mark S. Heaney

We entered into an employment agreement with Mark S. Heaney, President and Chief Executive Officer of Addus HealthCare, on May 6, 2008. Mr. Heaney’s employment agreement was amended first, in connection with the IPO and again, in November 2011, to extend the initial term of the agreement until September 19, 2012; after the initial term, the agreement automatically renews for successive one-year terms, unless either party provides at least 30 days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Heaney’s base salary was originally $325,000 per year, subject to review and adjustment in the sole discretion of our Compensation Committee. In addition, for the year ended December 31, 2011, Mr. Heaney was eligible to receive a maximum bonus of 100% of base salary, based on the achievement of certain EBITDA targets, calculated to exclude acquisitions completed during the fiscal year. In addition, under the agreement, Mr. Heaney is entitled to receive a company vehicle and to participate in all employee benefit programs generally available to senior executives of Addus HealthCare, as well as to receive a ten-year level term life insurance policy with a minimum death benefit equal to five times his base salary, although we are not required to pay more than 3% of Mr. Heaney’s base salary for such insurance policy. In addition, Mr. Heaney is the beneficiary under a whole life insurance plan, under which we pay an annual premium of approximately $28,000. Mr. Heaney is entitled to receive severance benefits upon termination of employment as described below under “—Termination or Change in Control Provisions.”

Employment Agreement with Dennis Meulemans

We entered into an employment agreement with Mr. Meulemans, Chief Financial Officer on November 29, 2010. The initial term of Mr. Meulemans’ agreement is four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Meulemans’ base salary was originally $250,000, subject to review and adjustment upward by our Compensation Committee. In addition, for the year ended December 31, 2011, Mr. Meulemans was eligible to receive an annual bonus in an amount equal to between 10% and 70% of his annual base salary, depending on the achievement of certain objectives and target levels determined by the Board. Mr. Meulemans is also entitled to participate in the Company’s health, disability, 401(k) and vacation plans, as well as a life insurance policy with a death benefit of up to five times his base salary, although the Company is not required to pay more than 3% of Mr. Meulemans’ base salary for such insurance policy. Mr. Meulemans is entitled to receive severance benefits upon termination of employment as described below under “—Termination or Change in Control Provisions.”

Employment Agreement with Daniel Schwartz

We entered into an employment agreement with Mr. Schwartz, Chief Operating Officer of Addus HealthCare, effective January 19, 2011. The initial term of Mr. Schwartz’s agreement is four years from the effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Schwartz’s initial annual base salary was $325,000 and, at the discretion of the Compensation Committee, Mr. Schwartz is eligible to receive an annual bonus in an amount equal to between 10% and 70% of his annual base salary depending on the achievement of certain objectives and target levels determined by the board. Mr. Schwartz is also entitled to participate in the Company’s health, disability, vacation and 401(k) plans, with matching contributions by the Company up to 6% of Mr. Schwartz’s annual contribution. In addition, Mr. Schwartz is entitled to a life insurance policy with a death benefit of up to five times his base salary, although the Company is not required to pay more than 3% of Mr. Schwartz’s base salary for such insurance policy. Mr. Schwartz is entitled to receive severance benefits upon termination of employment as described below under “—Termination or Change in Control Provisions.”

Termination or Change in Control Provisions

We have entered into employment agreements with our named executive officers, described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each named executive officer is entitled to severance benefits if we terminate his employment other than for reasonable cause. Except under the employment agreement for Mr. Heaney, reasonable cause is defined as:

•	material breach or omission by the executive of any of his duties or obligations under his employment agreement, except for those caused by the executive’s disability;

•	the executive engaging in any action that materially damages, or that may reasonably be expected to materially damage, our company or our business or goodwill;

•	any breach by the executive officer of his fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive;

•	gross insubordination by the executive, including intentional disregard of any directive from the Chief Executive Officer, or Board of Addus HomeCare; or

•	failure to perform any material directive in a timely and effective manner, with a failure to timely cure such nonperformance after notice.

Solely with respect to Mr. Heaney, reasonable cause is limited to the commission of any act involving the misuse or misappropriation of our money or other property, commission of a felony, habitual use of drugs or intoxicants, willful engagement in gross misconduct that is materially and demonstrably injurious to us, death, mental or physical disability so that he would be unable to perform his duties in a manner satisfactory to us for 180 days out of any consecutive 12-month period, or violation of any material term or provision of his employment agreement, if unremedied within 30 days after notice.

If we terminate an executive’s employment other than for reasonable cause, then, generally, such executive is entitled to:

•	unpaid base salary for any period prior to the effective date of termination;

•	a pro rata payment of bonus for any period prior to the effective date of termination; and

•	accrued but unpaid benefits, including accrued vacation time and unused holidays.

In addition, subject to strict compliance with the noncompetition, confidentiality and other covenants, if we terminate an executive’s employment other than for reasonable cause, then such executive is entitled to the benefits set forth opposite his name below.

•

Mark Heaney—severance pay equal to three times Mr. Heaney’s annual base salary determined at the time of termination and payable on the Company’s regular pay dates for three years following termination of Mr. Heaney’s employment with the Company.

•

Dennis Meulemans—severance pay equal to one-half of Mr. Meulemans’ annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s maximum target bonus, plus a continuation of all benefits offered to Mr. Meulemans; provided, that if Mr. Meulemans is employed for one year, such severance will be increased to three-quarters of his annual cash compensation payable in equal installments for 12 months following termination plus continuation of all benefits for such period, and for every 12-month period Mr. Meulemans remains employed thereafter, one additional month of severance up to a total of 12 months’ severance total, to be paid in equal installments over the number of months of severance pay to which he has become entitled, plus continuation of benefits for such period.

•

Daniel Schwartz—severance pay equal to one-half of Mr. Schwartz’s annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s maximum target bonus, plus a continuation of all benefits for such period; provided, that if Mr. Schwartz is employed for one year, such severance will be increased to three-quarters of his annual cash compensation payable in equal installments for 12 months following termination plus continuation of all benefits for such period, and for every 12-month period Mr. Schwartz remains employed thereafter, one additional month of severance up to a total of 12 months’ severance total, to be paid in equal installments over the number of months of severance pay to which he has become entitled, plus continuation of benefits for such period.

With respect solely to Mr. Heaney, if a change in control of Addus HealthCare occurs less than two years prior to or 18 months after termination without reasonable cause, then he would receive the remainder of his severance in a lump sum, and the total amount of Mr. Heaney’s severance would be increased to include the average bonus paid over the previous two fiscal years, rather than just base salary. Furthermore, under Mr. Heaney’s employment agreement, if any payments in connection with a termination or change in control would be subject to the excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, he will be entitled to a tax gross-up payment from us sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments, with the effect that he will be economically in the same position as he would have been had such excise tax not been applied. For these purposes, a change in control will be deemed to have occurred if:

•	any person becomes the beneficial owner, directly or indirectly, of greater than 50% of Addus HealthCare’s voting securities, subject to limited exceptions;

•

the shareholders of Addus HealthCare approve a merger or consolidation where the holders of Addus HealthCare’s voting securities would not continue to represent greater than 50% of the total voting power of the surviving corporation; or

•	the shareholders of Addus HealthCare approve a plan of liquidation or an agreement for the sale or disposition of substantially all of the assets of Addus HealthCare.

The right for any executive to receive severance, except for payments made to Mr. Heaney in connection with a change in control as described above, is conditioned on strict compliance with certain covenants of our named executive officers, including:

•

noncompetition within 30 miles of any of our locations for a period of the greater of one year after the executive officer’s termination or the period during which the executive is receiving severance payments;

•	nonsolicitation of business from any of our consumers or payors;

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of our company.

The right for Mr. Heaney to receive severance, except for payments made to Mr. Heaney in connection with a change in control as described above, is conditioned on strict compliance with certain covenants, including:

•

noncompetition for a period of three years in any portion of the United States and any other jurisdiction in which any product, process, good or service has been manufactured, provided, sold or offered or promoted for sale by the Company during the two year period preceding Mr. Heaney’s termination or in any location where the Company has devoted substantial expense in anticipation of launching into such geographic area;

•	nonsolicitation of business from any of our consumers or payors;

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of our company.

In addition to the severance payments that may be paid to our named executive officers under their employment agreements upon termination, all of our named executive officers are also entitled to accelerated vesting of their unvested options upon a change in control of our company. For purposes of our options, under the 2006 Plan, a change in control includes:

•	any person becoming the beneficial owner, directly or indirectly, of greater than 50% of Addus HealthCare’s voting securities, subject to limited exceptions;

•

our consummation of a merger or consolidation of our company where the holders of the voting securities of the Company would not continue to represent greater than 50% of the total voting power of the surviving corporation;

•	our consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	any other event that a committee of our Board determines to be a change of control that is set forth in a supplement to the applicable option agreement.

A change in control explicitly does not include any acquisition of securities or voting power directly from the Company through a public offering, and thus the IPO did not constitute a change in control under the 2006 Plan.

Under the 2009 Plan, upon a sale of all or substantially all of our assets, or upon a change in control or an event that, with the passage of time, would result in a change in control, our Board will have the right in its sole discretion to accelerate the time at which some or all of the outstanding awards thereunder become exercisable. Under the 2009 Plan, a change in control includes:

•

any person or related group of persons (other than our company, the Eos Funds, any employee benefit plan we maintain or any of our affiliates) becoming the beneficial owner, directly or indirectly, of greater than 50% of our voting securities;

•

if, during any consecutive two year period, members of our Board at the beginning of such two year period and other members of our Board whose election or nomination was approved by two-thirds of the directors at the beginning of such two-year period (or whose election was previously so approved), cease to constitute a majority of the board for any reason;

•

our consummation of a merger, consolidation, business combination or reorganization of our company, sale of all or substantially all of our assets, or acquisition of the assets or stock of another entity whereby we are not the surviving entity, except in limited circumstances; and

•	the approval by our shareholders of a plan of liquidation or dissolution.

Performance-Based Annual Bonuses

Our Compensation Committee establishes and approves individual performance-based executive bonus plans on an annual basis. These plans are developed with the guidance and input of the President and Chief Executive Officer and our Vice President of Human Resources (except with respect to the President and Chief Executive Officer’s bonus plan, which is determined independently by our Compensation Committee, and except with respect to the Vice President of Human Resources’ bonus plan, which is developed with the guidance of the President and Chief Executive Officer). Our Compensation Committee has the authority to modify a bonus structure during the year if it deems appropriate, including, for example, due to a merger, acquisition, divestiture, board-approved budget revision or other material change in our company.

A threshold, target and maximum amount for each annual performance bonus is set as a percentage of the executive officer’s base salary, as set forth in the executive’s employment agreement, and is based on the achievement of certain performance objectives. Corporate, divisional and departmental performance objectives are designed to ensure the high performance of our Company, and each of our divisions and departments. Our financial objectives are established to drive performance at or above Company, division and department budgetary levels, requiring that internal budget levels be exceeded to achieve the maximum bonus potential. Individual performance objectives are intended to add economic value and align each executive officer’s compensation with expectations of leadership and achievement placed on the individual to realize various aspects of our business plan.

The bonus plans are structured so that an executive officer may receive a portion of the performance bonus based on achievement of one or more financial or non-financial objective, but may not receive another portion of the bonus if other objectives are not achieved.

The Compensation Committee makes recommendations to the Board regarding the actual annual bonus amount payable to the President and Chief Executive Officer based on the extent to which his annual bonus plan objectives have been achieved. The President and Chief Executive Officer makes recommendations to the Compensation Committee regarding the actual annual bonus amount payable to the other executive officers based on the extent to which their annual bonus plan objectives have been achieved. Distributions are typically made within 120 days after the end of each fiscal year, after completion of our audited financial statements. Bonus payments for 2011 were based on 2011 EBITDA performance budget, as well as the Compensation Committee’s consideration of the executives’ achievement on operational and non-financial objectives during the year.

2011 Performance Bonuses

The performance bonus targets in 2011 for each of our named executive officers were based upon achievement of the Company’s EBITDA budget. Mr. Heaney was eligible to receive a bonus in an amount up to 60% of his annual base salary if the Company achieved EBITDA of $18.4 million (the “Targeted EBITDA”). The Company’s EBITDA for 2011 was $15.2 million. Based on Mr. Heaney’s 2011 performance bonus plan, he was entitled to receive a bonus of $39,000. The Compensation Committee exercised its discretion to increase Mr. Heaney’s performance bonus to $65,000 in recognition of contributions to achieve better than expected Company performance under challenging conditions.

Mr. Meulemans was eligible to receive a bonus in an amount up to 40% of his annual base salary if the Company achieved the Targeted EBITDA. Based on Mr. Meulemans’ 2011 performance bonus plan, he was entitled to receive a bonus of $25,000. The Compensation Committee exercised its discretion to increase Mr. Meulemans’ performance bonus to $50,000 in recognition of contributions to achieve better than expected Company performance under challenging conditions.

Mr. Schwartz was eligible to receive a bonus in an amount up to 40% of his annual base salary if the Company achieved the Targeted EBITDA. Based on Mr. Schwartz’s 2011 performance bonus plan, he was entitled to receive a bonus of $30,917. The Compensation Committee exercised its discretion to increase Mr. Schwartz’s performance bonus to $61,833 in recognition of contributions to achieve better than expected Company performance under challenging conditions.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2011:

Name	Number of Securities Underlying Unexercised Options (#)			Total Options	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Mark S. Heaney	179,863	—		179,863	$9.26	12/7/2016
	21,600	32,400	(1)	54,000	10.00	10/27/2019
	—	20,000	(2)	20,000	5.93	5/9/2021

	201,463	52,400		253,863
Dennis Meulemans	15,000	60,000	(3)	75,000	4.06	11/29/2020
Daniel Schwartz	—	100,000	(4)	100,000	4.53	1/19/2021

(1)	Mr. Heaney’s unexercisable options vest in equal installments on each of October 27, 2012, 2013 and 2014.

(2)	Mr. Heaney’s unexercisable options vest in equal installments on each of May 9, 2012, 2013 and 2014.

(3)	Mr. Meulemans’ unexerciseable options vest in equal installments on each of November 29, 2012, 2013, 2014 and 2015.

(4)	Mr. Schwartz’s unexerciseable options vest in equal installments on each of January 19, 2012, 2013, 2014, 2015 and 2016.

Equity Compensation Plan Information

The Company’s 2006 Stock Incentive Plan (the “2006 Plan”) provides for the grant of non-qualified stock options to directors and eligible employees, as defined in the 2006 Plan. A total of 899,338 of the Company’s shares of common stock were reserved for issuance under the 2006 Plan. The number of options to be granted and the terms thereof were approved by the Company’s Board and stockholders. The option price for each share of common stock subject to an option may be greater than or equal to the fair market value of the stock at the date of grant. The stock options generally vest ratably over a five year period and expire 10 years from the date of grant, if not previously exercised.

In September 2009, the Company’s Board and stockholders adopted and approved the Addus HomeCare Corporation 2009 Stock Incentive Plan (the “2009 Plan”). The 2009 Plan provides for the grant of 750,000 incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units, restricted stock units, other stock units and performance shares.

The following table presents securities authorized for issuance under our equity compensation plans at December 31, 2011.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity Compensation Plans Approved by Security Holders	796,106	$7.69	853,232
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	796,106	$7.69	853,232

(1)	Includes both grants of stock options and unvested share awards.

(2)	Includes weighted-average exercise price of outstanding stock options only.

(3)	Represents shares of common stock that may be issued pursuant to the 2006 Plan or the 2009 Plan. The Company does not plan on issuing any further grants under the 2006 Plan. There are 352,144 shares of common stock that may be issued pursuant to the 2009 Plan.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in the fiscal year ended December 31, 2011.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

As of December 31, 2011, none of our named executive officers had account balances in non-qualified deferred contribution plans or other deferred compensation plans maintained by us.

On April 1, 2012, we adopted an Executive Nonqualified Excess Plan (the “Plan”). The Plan is a nonqualified deferred compensation plan, pursuant to which certain highly compensated employees, management or independent contractors may elect to make deferrals of compensation that are not subject to the various limits imposed by the Internal Revenue Code on qualified retirement plans. Addus HealthCare may also make discretionary contributions to a Participant’s deferred compensation account, which vest in increments based on the Participant’s number of years of service and become fully vested upon the Participant’s completion of five years of service (or, if earlier, upon the Participant’s death or disability or upon a change in control event as defined in the Plan). The Plan is administered by the management of Addus HealthCare and Addus HealthCare may also make discretionary credits to a participating employee’s deferred compensation account. The Plan is an unfunded, nonqualified deferred compensation plan that is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Compensation Risks

With the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices to determine whether they expose the Company to excessive risks. Based on our review, we believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

2011 Director Compensation

Prior to March 2011, the Company’s independent director compensation policy provided that independent directors were entitled to receive an annual retainer of $22,500 for service on our Board, $1,500 per in-person scheduled Board meeting (whether attended in person or telephonically) and $750 per telephonic Board meeting. In addition, upon election or appointment as a director and annually thereafter at such time as is determined by our Nominating and Corporate Governance Committee, each independent director was entitled to receive restricted shares of our common stock valued at $10,000, vesting equally over a three-year period. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee were entitled to receive an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Independent directors who serve on committees were entitled to receive $1,000 per committee meeting attended. Independent directors are reimbursed for reasonable expenses incurred in attending Board meetings, committee meetings and shareholder meetings.

On March 28, 2011, the Board, on the recommendation of the Nominating and Corporate Governance Committee, approved a change to the independent director policy such that each independent director will receive his annual grant of restricted shares of our common stock valued at $10,000 two business days after the Company files its Annual Report on Form 10-K with the SEC. Each grant of restricted stock to an independent director was to vest on the next anniversary of the date on which such director received his initial grant of restricted stock.

On November 1, 2011, the Board, on the recommendation of the Nominating and Corporate Governance Committee, approved a revised independent director compensation policy, which provides that independent directors receive an annual retainer of $25,000 for service on the Company’s board of directors, $1,500 per in person scheduled board meeting (whether attended in person or telephonically) and $750 per telephonic board meeting.

The chairmen of the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Independent directors who serve on the Audit Committee receive $1,500 per Audit Committee meeting attended and independent directors who serve on other committees receive $1,000 per committee meeting attended. Independent directors are also reimbursed for reasonable expenses incurred in attending board of directors meetings, committee meetings and stockholder meetings.

In addition, each independent director is entitled to receive an annual grant of restricted shares of the Company’s common stock valued at $20,000, which shall be awarded following the Company’s Annual Meeting each year beginning with the Company’s 2012 Annual Meeting. Each grant of restricted stock to an independent director shall vest on the first anniversary of the date of issuance. Grants of restricted stock made immediately following the 2012 Annual Meeting will be made pro rata to reflect the partial year, and with a shorter vesting period to reflect the time served during 2011, up until the 2012 Annual Meeting.

The foregoing independent director compensation is subject to review and adjustment on the recommendation of our Nominating and Corporate Governance Committee.

The following information sets forth the compensation paid to our directors, whose compensation is not described above, for the year ended December 31, 2011.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
R. Dirk Allison (2)	$39,625	$—	$39,625
Simon A. Bachleda (3)	34,125	10,000	44,125
Mark L. First (3)	41,125	10,000	51,125
Steven I. Geringer (4)	47,125	10,000	57,125
Wayne B. Lowell (5)	51,625	10,000	61,625
W. Andrew Wright	—	—	—

(1)	This column discloses the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing equity incentives are described under the caption “Stock Options—Restricted Stock Awards” in Note 8 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	Mr. Allison had 2,762 stock awards outstanding as of December 31, 2011, of which 921 were vested and 1,841 remained unvested.

(3)	The cash fees owed to Messrs. Bachleda and First were paid to an affiliate of the Eos Funds and the stock awards granted to Messrs. Bachleda and First were made to them directly as individuals. Messrs. First and Bachleda each had 3,000 stock awards outstanding as of December 31, 2011, of which 2,667 were vested and 333 remained unvested with respect to each of Messrs. First and Bachleda.

(4)	Mr. Geringer had 3,000 stock awards outstanding as of December 31, 2011, of which 2,667 were vested and 333 remained unvested.

(5)	The cash fees owed to Mr. Lowell were paid to Jonchra Associates, LLC, a limited liability company owned by Mr. Lowell. Mr. Lowell had 3,073 stock awards outstanding as of December 31, 2011, of which 358 were vested and 2,715 remained unvested.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate, as contemplated by The NASDAQ Stock Market LLC listing standards. The Board has determined that Wayne B. Lowell and R. Dirk Allison are “audit committee financial experts,” as that term is defined under 407(d) of Regulation S-K. Each member of the Audit Committee is independent of the Company and its management.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process and the performance, qualification and independence of the Company’s independent auditors, BDO USA, LLP.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, BDO USA, LLP and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2011 audited consolidated financial statements with management and with BDO USA, LLP.

The Audit Committee has also discussed with BDO USA, LLP all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended (“Communication with Audit Committees”) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from BDO USA, LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between BDO USA, LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. BDO USA, LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2011 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Wayne B. Lowell (Chairman)

R. Dirk Allison

Steven I. Geringer

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of BDO USA, LLP, who we refer to as BDO USA, as our independent auditors for the year ending December 31, 2012.

Representatives of BDO USA will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by BDO USA for the audit of our annual consolidated financial statements for 2011 and 2010 and fees for other services rendered by BDO USA for fiscal year 2011 and 2010.

	2011	2010
Audit fees (1)	$276,989	$277,700
Audit-related fees (2)	$15,750	$15,626
Tax fees	$—	$—
All other fees	$—	$—

(1)	Audit fees represent fees for professional services provided in connection with the audit of the Company’s audited financial statements, reviews of the Company’s quarterly financial statements and fees related to the Company’s filings of registration statements.

(2)	Audit-related fees consist of fees related to the audit of the Company’s employee benefit plans.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent auditors as well as the related fees. The Audit Committee may delegate the pre-approval authority to a member or members of the Audit Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Audit Committee at its next meeting.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 2401 South Plum Grove Road, Palatine, Illinois 60067, Attention: Secretary.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Addus HomeCare Corporation, 2401 South Plum Grove Road, Palatine, Illinois 60067. Under the rules of the SEC, proposals must be received no later than February 20, 2013, and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2013 Annual Meeting of Shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our Bylaws provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the secretary of the Company must receive at our principal executive offices no later than 120 days prior and no earlier than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, the shareholder’s notice required by this shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

With respect to the 2013 Annual Meeting of Shareholders, such written notice must be received no earlier than January 24, 2013 and no later than February 23, 2013. The notice must meet the requirements set forth in our Bylaws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of the Company does not know of any matters which may be presented at the 2012 Annual Meeting of Shareholders other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Dennis B. Meulemans Secretary

ADDUS HOMECARE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark S. Heaney and Dennis B. Meulemans as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of Common Stock of Addus HomeCare Corporation (the “Company”) held of record by the undersigned on April 26, 2012, at the Annual Meeting of Shareholders on June 20, 2012, or any adjournment or postponement thereof.

This Proxy, when properly executed, will be voted in the manner directed by the shareholder, but if no direction is made, this Proxy will be voted FOR proposals 1 and 2.

The signer hereby revokes all proxies heretofore given to vote at said meeting or any adjournment thereof.

PLEASE MARK (ON REVERSE SIDE), SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held June 20, 2012. The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K are available at www.addus.com.

(Continued and to be signed on the reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Please detach along perforated line and mail in the envelope provided IF you are not voting in person.

A. Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR proposal 2.

1.	Election of Directors:	For	Withhold

	Mark L. First	☐	☐

	R. Dirk Allison	☐	☐
				For	Against	Abstain

2.	To ratify the selection of BDO USA, LLP as independent auditor of the Company for its fiscal year ending December 31, 2012.			☐	☐	☐

B. Non-Voting Items
Change of Address - Please print your new address below.	Comments - Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C. Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

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